August 14, 1997






Premium Cigars International, Ltd.
Suite 3
15651 North 83rd Way
Scottsdale, Arizona  85260

         Re:   Form SB-2 Registration Statement
               --------------------------------

Gentlemen:

     We have acted as counsel for Premium Cigars International, Ltd., an Arizona corporation (the "Company"), in connection with the preparation of your Registration Statement relating to 1,900,000 shares of Common Stock, no par value, of the Company, as well as up to 285,000 shares available pursuant to the underwriter's over-allotment option, and up to 170,989 shares issuable pursuant to representative's warrants. As your counsel in connection with preparation of the Registration Statement, we have undertaken such examination as we have deemed relevant.

     On the basis of and subject to the foregoing, it is our opinion that the shares to be issued and sold by the Company as described in the Registration Statement (including the shares issuable after valid exercise of the representative's warrants) have been duly authorized and, when issued and sold on the terms described in the Registration Statement, will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Registration Statement.

                                          Very truly yours,

                                          /s/ Titus, Brueckner & Berry